LBB & ASSOCIATES LTD., LLP
10260 Westheimer Road, Suite 310
Houston, TX 77042
Phone: (713) 800-4343 Fax: (713) 456-2408

December 12, 2011

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have read the statements included under Item 4.01 of the Form 8-K/A dated December 12, 2011 filed by CoroWare, Inc. (the “Company”) and we agree with such statements insofar as they relate to our firm.

Very truly yours,

/s/ LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP